First Amendment to

Agreement and Plan of Merger

This First Amendment to the Agreement and Plan of Merger by and among Landmark National Bank, a national banking association (“Landmark”), Landmark Bancorp, Inc., a Delaware corporation and the owner of all of the outstanding stock of Landmark (“LBI”), Citizens Bank, National Association, a national banking association (the “Bank”), and First Capital Corporation, a Kansas corporation and the owner of all of the outstanding stock of the Bank (“First Capital”), dated August 1, 2013 (this “Amendment”) is entered into this 31st day of October, 2013 by and among Landmark, LBI, the Bank and First Capital.

Recitals

A. On August 1, 2013, the parties hereto entered into that certain Agreement and Plan of Merger by and among Landmark, LBI, the Bank and First Capital (the “Agreement”).

B. Pursuant to Section 5.5 of the Agreement, Landmark ordered Phase I Environmental Site Assessments of the Real Estate, the Overland Park Property and the Fort Scott Property, and such Phase I Environmental Site Assessments disclosed “Recognized Environmental Conditions” at the following properties: 1206 East Street, Iola, Kansas; 402 Main Street, Mound City, Kansas; 200 South Main Street, Fort Scott, Kansas; and 2300 North Broadway, Pittsburg, Kansas (the “Affected Real Estate”).

C. Pursuant to Section 5.5 of the Agreement, Landmark has ordered Phase II environmental investigation reports for and is doing further investigation into the environmental conditions of the Affected Real Estate.

D. The parties hereto have agreed to amend the Agreement in order to provide for the leasing of the Affected Real Estate until the Affected Real Estate is deemed to be environmentally sound, at which point the Affected Real Estate is to be purchased by Landmark pursuant to the option to purchase included in the lease.

E. All terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 12.3 of the Agreement, the parties hereto agree as follows:

Agreements

1. Amendments.

a. Section 1.1 of the Agreement is hereby amended by adding the following as Section 1.1(tttt):

“Affected Real Estate” shall mean the following properties: 1206 East Street, Iola, Kansas; 402 Main Street, Mound City, Kansas; 200 South Main Street, Fort Scott, Kansas; and 2300 North Broadway, Pittsburg, Kansas.”

b. Section 1.1 of the Agreement is hereby amended by adding the following as Section 1.1(uuuu):

“Leases” shall have the meaning given such term in Section 2.10(g).”

c. Section 2.5 of the Agreement is hereby amended by deleting Section 2.5 in its entirety and replacing it with the following:

“Preliminary Settlement Statement. To facilitate the Closing, the parties agree that the payment made on the Closing Date pursuant to Section 2.3 shall be computed based upon the aggregate balance of the Deposit Premium based upon the Core Deposit Accounts as of the close of business on that day which is no earlier than five (5) Business Days preceding the Closing Date (the “Estimation Date”), the Appraisal Value and Book Value of each of the Overland Park Property and the Fort Scott Property, and the Prepayment Penalty, as estimated as of the Closing Date. On the Estimation Date, the Bank shall also determine the values of, as of the Closing Date, and set forth on the Preliminary Settlement Statement: (a) the assets to be held by the Bank after the distribution to First Capital pursuant to Section 5.12 (which shall include, but are not limited to, (i) the Book Value of the Included Loans (including accrued but unpaid interest and late charges), (ii) all cash on hand at the Bank, (iii) the Book Value of the Fixed Assets, (iv) the Book Value of the Real Estate excluding the Affected Real Estate, (v) the Book Value of the Overland Park Property and the Fort Scott Property, (vi) the Book Value of any miscellaneous assets that Landmark agrees to own following the Merger and (vii) the Book Value of any investment securities owned by the Bank that Landmark agrees to own following the Merger (collectively, the assets underlying the values set forth in (i) through (vii), the “Included Assets”)); (b) the liabilities to be held by the Bank after the assumption or discharge of the liabilities pursuant to Section 5.14 (which shall include, but are not limited to, (x) the aggregate balance of all Deposit Liabilities (including any interest or earnings accrued but not yet credited on or to the Deposit Liabilities), (y) the aggregate balance of any FHLB advances and (z) the amount of any miscellaneous liabilities that Landmark agrees to assume following the Merger (collectively, the liabilities underlying the values set forth in (x) through (z), the “Included Liabilities”)); and (c) the Book Value of the Affected Real Estate. It is understood that as of the Estimation Date, the value of the Included Assets shall equal the value of the Included Liabilities. Further, it is understood that those assets of the Bank that do not constitute Included Assets, including the Affected Real Estate, shall be included as Conveyed Property in Schedule 5.12, as updated on the Estimation Date, and distributed to First Capital pursuant to Section 5.12, and those liabilities that are not Included Liabilities shall be either assumed by First Capital or otherwise paid and satisfied by the Bank prior to the Merger pursuant to Section 5.14. Not less than three (3) Business Days prior to the Closing Date, the Bank shall deliver to Landmark a preliminary settlement statement in substantially the form set forth on Exhibit A (the “Preliminary Settlement Statement”), all backup schedules and information. Landmark shall notify the Bank of any objections Landmark has to the Preliminary Settlement Statement. Prior to Closing, the Bank and Landmark shall agree upon the information and calculations set forth on the Preliminary Settlement Statement. The Preliminary Settlement Statement shall be the basis of the payment to be made at Closing pursuant to Section 2.3, determining the Conveyed Property and determining the liabilities that will be assumed by First Capital or otherwise discharged by the Bank prior to the Merger.”

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d. Section 2.6 of the Agreement is hereby amended by deleting Section 2.6 in its entirety and replacing it with the following:

“Post-Closing Adjustments. At a mutually agreeable date within thirty (30) Business Days after the Closing Date but no later than the thirtieth (30th) Business Day after the Closing Date, Landmark shall deliver to First Capital a final settlement statement in substantially the form set forth on Exhibit A (the “Final Settlement Statement”), that shall include appropriate post-closing adjustments based upon the actual Deposit Premium based upon the Core Deposit Accounts and the actual amount of the Prepayment Penalty as determined by the FHLB, and other complete information that was not available for inclusion in the Preliminary Settlement Statement. First Capital shall notify Landmark of any disputes with respect to the Final Settlement Statement within fifteen (15) Business Days of First Capital’s receipt thereof. The parties shall make an appropriate post-closing adjustment payment to reflect the difference, if any, between the amount calculated pursuant to the Final Settlement Statement and the amount calculated and paid pursuant to the Preliminary Settlement Statement (the “Adjustment Payment”). Interest on the amount of the Adjustment Payment for the period from the Closing Date to the date of the payment of the Adjustment Payment shall be due to the party receiving the Adjustment Payment. Interest shall be calculated at a rate equal to the average of the high and low bids for Federal Funds as reported in The Wall Street Journal, on the Closing Date or, if none, on the latest date immediately prior to the Closing Date on which such bids were reported in The Wall Street Journal.”

e. Section 2.10 of the Agreement is hereby amended by adding the following as Section 2.10(g):

“(g) a lease, which includes an option to purchase, for each property that constitutes the Affected Real Estate (collectively, the “Leases”), executed by Landmark.”

f. Section 2.11 of the Agreement is hereby amended by adding the following as Section 2.11(l):

“(l) the Leases, executed by First Capital.”

g. Section 5.12 of the Agreement is hereby amended by deleting Section 5.12 in its entirety and replacing it with the following:

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“Distribution to First Capital. The Bank shall prepare and submit for filing any and all applications, filings and registrations with, and notifications to, all Regulatory Authorities required for the distribution by the Bank to First Capital of those certain assets listed on Schedule 5.12 (including any loans previously charged off by the Bank and including the Affected Real Estate), as shall be updated on the Estimation Date pursuant to Section 2.5 (the “Conveyed Property”) through a dividend or return of capital. In no event will such applications be filed later than forty (40) days from the Agreement Date. Thereafter, the Bank shall pursue all such applications, filings, registrations and notifications diligently and in good faith and shall file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the distribution of the Conveyed Property. Subject to obtaining any required approval from a Regulatory Authority, immediately prior to Closing, the Bank shall cause the distribution of the Conveyed Property to First Capital through a dividend or return of capital pursuant to the terms of the regulatory approval. All costs associated with effecting the conveyance of the Conveyed Property shall be borne by First Capital.”

h. Section 5.17 of the Agreement is hereby amended by deleting Section 5.17 in its entirety and replacing it with the following:

“Maintenance of Corporate Existence of First Capital. First Capital shall remain validly existing and in good standing under the laws of the state of Kansas, maintaining at least $1,500,000 in liquid assets for a period of eighteen (18) months after the Closing Date. In the event that the term of any Lease in effect extends beyond eighteen (18) months after the Closing Date, First Capital shall remain validly existing and in good standing under the laws of the state of Kansas until the termination of all of the Leases.”

2. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall constitute but one and the same instrument.

3. Continuation. Except as amended hereby, the Agreement is hereby ratified and confirmed and shall continue in full force and effect. Any reference to the Agreement in any of the documents, instruments or agreements executed and/or delivered in connection with the Agreement shall be deemed to be references to the Agreement as amended by this Amendment.

4. Effectiveness. This Amendment shall become effective when it shall have been executed by the parties set forth below and thereafter shall be binding upon and inure to the benefit of such parties and their respective successors and assigns.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Kansas (without giving effect to its laws of conflicts).

[Signature page follows]

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In witness whereof, the parties hereto have caused this Amendment to be executed by their respective officers or representatives as of the day and year first written above.

LANDMARK NATIONAL BANK

By:	/s/ Patrick L. Alexander
Name: Title:	Patrick L. Alexander Chairman and Chief Executive Officer

LANDMARK BANCORP, INC.

By:	/s/ Patrick L. Alexander
Name: Title:	Patrick L. Alexander Chairman and Chief Executive Officer

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ H. Dean Mann
Name: Title:	H. Dean Mann Chairman

FIRST CAPITAL CORPORATION

By:	/s/ H. Dean Mann
Name: Title:	H. Dean Mann Chairman and Chief Executive Officer

Signature Page to First Amendment to Agreement and Plan of Merger